EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-192172 and No. 333-197899) of Wix.com Ltd. of our report dated March 30, 2015, with respect to the consolidated balance sheets of Wix.com Ltd. and subsidiaries as of December 31, 2013 and 2014, and the related consolidated statements of comprehensive loss, changes in shareholders’ equity (deficiency) and cash flows for each of the three years in the period ended December 31, 2014, which report appears in the December 31, 2014 annual report on Form 20-F of Wix.com Ltd.

Tel Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer
March 30, 2015	Kost Forer Gabbay & Kasierer
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